Contact: Gary Brooks, President             S. Lewis Meyer, CEO
         Positron Corporation               Imatron, Inc.

                                            Robin Kelley, Investor Relations
                                            (650) 742-8805
For Immediate Release


             Positron Corporation and Imatron Announce Completion of
              $12.7 Million Private Equity Financing for Positron


                   Financing to Fund Positron's Re-launch into
                             PET Imaging Marketplace


Houston, TX, August 18, 1999 - Positron Corporation (OTC BB: POSC) and Imatron Inc. (Nasdaq: IMAT) of So. San Francisco announced today the completion of a private placement of 42,166,664 shares of Positron's common stock for a total of $12.7 million. In connection with this private placement, Positron issued 21,460,000 five-year warrants. Proceeds will be used to pay debt and for general corporate purposes. The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Gary Brooks, President of Positron commented, "Proceeds from this private equity financing will provide us with sufficient working capital to re-launch Positron and begin manufacturing and marketing of the company's Posicam(TM) positron emission tomography (PET) scanners. The company's capital infusion comes on the heels of recent favorable reimbursement recommendations for a broad range of PET procedures from the U.S. Health Care Financing Administration (HCFA), the federal agency which oversees Medicare. Currently, eight clinical applications utilizing PET have been approved by HCFA for reimbursement: five oncology procedures, two cardiology procedures and one neurology procedure. HCFA has stated that, `as scientific evidence becomes available showing the effectiveness of new technologies to diagnose and manage certain cancers, the administration will act fast to ensure access to safe and effective technology.' Based on this positive reimbursement trend, we are optimistic that additional PET procedures will be approved for reimbursement by HCFA in the future."

Mr. Brooks continued, "This is an exciting and challenging turning point in Positron's history. As we rebuild the company and move forward with the company's sales and marketing plans, management will prudently monitor costs and invest in Positron's growth in parallel with our continued success. We are actively seeking qualified individuals to fill critical executive positions to strengthen the company's management team. We look forward to keeping our shareholders apprised of our progress as we achieve our business objectives."

S. Lewis Meyer, CEO of Imatron, stated, "As the largest shareholder of Positron, the completion of this equity financing provides Imatron with an excellent baseline for the valuation of our nine million share ownership position in Positron. In addition, a portion of the proceeds from the financing will be used to repay Imatron's $600,000 working capital loan and interest to Positron. We are encouraged by the current reimbursement climate for PET procedures and believe that Imatron's investment in Positron will appreciate as the company establishes itself as a commercially viable participant in the PET imaging marketplace delivering value to Imatron's shareholders."

Mr. Meyer continued, "One of the strategic objectives of Imatron's investment in Positron was to secure product flow to Imatron-Japan, the exclusive distributor of Positron's Posicam PET scanners in Japan. Given the recent approval of Posicam systems by the Japanese Ministry of Health & Welfare (MHW), and the proceeds from the equity financing, we believe that Positron is now in a strong position to complete an open order from Imatron-Japan for delivery of ten Posicam systems over the next 36 months."

Positron Corporation is primarily engaged in designing, manufacturing, marketing and supporting advanced medical imaging devices utilizing positron emission tomography (PET) technology under the trade name POSICAM(TM) systems. POSICAM(TM) systems incorporate patented and proprietary technology for the diagnosis and treatment of patients in the areas of oncology, cardiology and neurology. POSICAM(TM) systems are in use at leading medical facilities, including the Cleveland Clinic Foundation, Yale University/Veterans Administration, Crawford Long Hospital, Hermann Hospital and the University of Madrid.

Imatron, Inc. is primarily engaged in designing, manufacturing, marketing, and supporting high performance EBT scanners based on the Company's proprietary electron beam tomography (EBT) technology. Imatron's EBT scanner is now in use at more than 110 major medical centers around the world, including the Mayo Clinic, Cedars-Sinai Medical Center, Mount Sinai Medical Center, University of Iowa, National Institutes of Health, UCLA Medical Center, Stanford University, University of Illinois, Arizona Heart Institute, Landeskrankenhaus Graz in Graz, Austria, Klinikum Grosshadern in Munich, Germany, Academisch Ziekenhuis Rotterdam in Rotterdam, Netherlands, Universitaetsklinikum Mannheim in Mannheim, Germany and Beijing Hospital in China.

Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements that are based on current expectations and estimates about the industry in which Imatron operates, the estimated impact of certain technological advances, the estimated impact of published research studies on scanner sales and procedures, as well as management's beliefs and assumptions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially include, among others: failed clinical demonstration of certain asserted technological advantages and diagnostic capabilities; reliance on product distributors; competition in the diagnostic imaging market; failure to improve product reliability or introduce new product models and enhancements; delays in production and difficulty in obtaining components and sub-assemblies from limited sources of supply; inability to meet cash-on-delivery or prepayment terms from vendors; determinations by regulatory and administrative government authorities; patent expiration and denial of patent applications; the high cost of the scanner as compared to commercially available CT scanners; and the risk factors listed from time to time in the Company's Securities and Exchange Commission reports, including their reports on Form 10-K for their current fiscal year.

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